EXHIBIT 3.2
FIRST AMENDMENT TO SECOND AMENDED AND RESTATED BYLAWS OF
CRUSADER ENERGY GROUP INC.
     THIS FIRST AMENDMENT (this “Amendment”) TO SECOND AMENDED AND RESTATED BYLAWS OF CRUSADER ENERGY GROUP INC., a Nevada corporation, and formerly known as Westside Energy Corporation (the “Corporation”), has been adopted effective as of the 26th day of June, 2008.
RECITALS:
     A. The Second Amended and Restated Bylaws of Westside Energy Corporation were adopted on December 31, 2007 by the Board of Directors of Westside Energy Corporation (the “Bylaws”); and
     B. Pursuant to an amendment to the Articles of Incorporation of Westside Energy Corporation filed with the Office of the Nevada Secretary of State on June 26, 2008, Westside Energy Corporation changed its name to Crusader Energy Group Inc.; and
     C. The Board of Directors of the Corporation deems it advisable that the Bylaws of the Corporation be further amended as provided in this Amendment.
     The Bylaws are hereby amended as follows:
     1. Article I, Section 1.1 of the Bylaws is hereby deleted in its entirety and replaced with the following:
“Section 1.1 Principal Office. The principal office and place of business of Crusader Energy Group Inc., a Nevada corporation (the “Corporation”), shall be at 4747 Gaillardia Parkway, Oklahoma City, Oklahoma 73142 unless changed by the board of directors of the Corporation (the “Board of Directors”).”
     2. Article II, Section 2.14 is hereby added to the Bylaws:
“Section 2.14 Procedures Governing Business of Meetings of Stockholders. (a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder (A) who was a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the annual meeting, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures set forth in these Bylaws. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal office and place of business of the Corporation not less than ninety (90) nor more than one hundred twenty (120) days prior to the meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 2.14. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 2.14, and if he should so determine, the chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(b) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors, or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures set forth in these Bylaws. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Article II, Section 2.15 of these Bylaws (including the completed and signed questionnaire, representation and agreement required by Article II, Section 2.16 of these Bylaws) shall be delivered to the secretary at the principal office and place of business of the Corporation in accordance with the time periods specified in Article II, Section 2.15 of these Bylaws. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.”
     3. Article II, Section 2.15 is hereby added to the Bylaws:
“Section 2.15. Notice of Stockholder Nominations.
(a) Only persons who are nominated in accordance with the procedures set forth in this Section 2.15 shall be eligible for election as directors by the stockholders. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.15. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal office and place of business of the Corporation not less than ninety (90) nor more than one hundred twenty (120) days prior to the meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Corporation which are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (E) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Securities and Exchange Commission (“SEC”) Regulation S-K if the stockholder making the nomination of any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and (F) the completed and signed questionnaire, representation and agreement required by Article II, Section 2.16 of these Bylaws, and (ii) as to the stockholder giving the notice (A) the name and address, as they appear on the Corporation’s books, of such stockholder, and (B) the class and number of shares of the Corporation which are beneficially owned by such stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.15. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.
(b) Notwithstanding anything in subparagraph (a) above to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting, a stockholder’s notice required by these Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal office and place of business of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.”
     4. Article II, Section 2.16 is hereby added to the Bylaws:
“Section 2.16. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or re-election as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Article II, Section 2.15 of these Bylaws) to the secretary at the principal office and place of business of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in the form provided by the secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.”
     5. Article II, Section 2.17 is hereby added to the Bylaws:
“Section 2.17. General. (a) For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.
(b) Notwithstanding the foregoing provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in these

Bylaws. Nothing in these Bylaws shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or (ii) of the holders of any series of preferred stock if and to the extent provided under law, the Articles of Incorporation or these Bylaws.”
     6. Article III, Section 3.16 is hereby added to the Bylaws:
“Section 3.16 Business Opportunities. (a) The Corporation, for itself and, to the extent permitted by applicable law, each Subsidiary of the Corporation, hereby renounces any interest or expectancy in any Renounced Business Opportunity and waives any claim that such potential Renounced Business Opportunity should have been presented to the Corporation or any Subsidiary of the Corporation. No Designated Party shall have any obligation to communicate or offer any Renounced Business Opportunity to the Corporation or any Subsidiary of the Corporation, and any Designated Party may develop, pursue, conduct or consummate a Renounced Business Opportunity for the benefit of such Designated Party or any Third Person, provided that such Renounced Business Opportunity is developed, pursued, conducted and/or consummated, as applicable, by such Designated Party in accordance with the standard set forth in Section 3.16(b). Neither the Corporation nor any Subsidiary of the Corporation shall be prohibited from pursuing any Business Opportunity with respect to which it has renounced any interest or expectancy as a result of this Section 3.16(a).
(b) A Designated Party may pursue a Renounced Business Opportunity for the benefit of such Designated Party or any Third Person if such Renounced Business Opportunity is developed, pursued, conducted and/or consummated, as applicable, solely through the use of personnel and assets of the Designated Party (including, as applicable, such Designated Party in his capacity as a director, officer, employee or agent of the Designated Party) or any other Third Person.
(c) Provided a Renounced Business Opportunity is developed, pursued, conducted and/or consummated, as applicable, by a Designated Party in accordance with the standards set forth in Section 3.16(b) hereof, no Designated Party shall be liable to the Corporation or any stockholder for breach of any fiduciary or other duty by reason of such Renounced Business Opportunity. In addition, no Designated Party shall be liable to the Corporation or any stockholder for breach of any fiduciary duty as a director or controlling stockholder, as applicable, by reason of the fact that such Designated Party develops, pursues, conducts or consummates such Renounced Business Opportunity for itself, directs such Renounced Business Opportunity to any Third Person or does not communicate information regarding such Renounced Business Opportunity to the Corporation or any Subsidiary of the Corporation.
(d) For purposes of this Section 3.16, the following terms shall have the meanings set forth below:
(i) “Designated Party” means:
(A) Robert J. Raymond, Joe Colonnetta, James C. Crain, Phil D. Kramer, Robert H. Niehaus and Shirley A. Ogden, as well as all Subsidiaries and Affiliates of each such Person and all investment funds now or hereafter sponsored by such Person and its Subsidiaries and Affiliates (other than the Corporation and its Subsidiaries);
(B) each Person who becomes a member of the Board of Directors for so long as such Person is not also serving as an officer or employee of the Corporation or any Subsidiary of the Corporation while serving as a director, unless the Board of Directors by resolution, adopted at or prior to the date such Person becomes a director, determines that this Section 3.16 shall not be applicable to such Person; and
(C) such other Persons as the Board of Directors shall, from time to time, determine by resolution;
in each of (A), (B) and (C), for so long as such Person or any Affiliate of such Person serves on the Board of Directors.
(ii) “Affiliate” means with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, and any directors, officers, partners or 5% or more owners of such Person.
(iii) “Business Opportunity” means any potential business opportunity, transaction or other matter of which any Designated Party acquires knowledge or otherwise becomes aware, or in which any Designated Party is offered a right to participate or otherwise desires or seeks to participate.
(iv) “E&P Business” means the oil and gas exploration, exploitation, development and production business and includes without limitation (a) the ownership of oil and gas property interests (including working interests, mineral fee interests and royalty and overriding royalty interests), (b) the ownership and operation of real and personal property used or useful in connection with exploration for Hydrocarbons, development of Hydrocarbon reserves upon discovery thereof and production of Hydrocarbons from wells located on oil and gas properties and (c) debt of or equity interests in corporations, partnerships or other entities engaged in the exploration for Hydrocarbons, the development of

Hydrocarbon reserves and the production and/or sale, transportation and marketing of Hydrocarbons.
(v) “Hydrocarbons” means oil, gas or other liquid or gaseous hydrocarbons or other minerals produced from oil and gas wells.
(vi) “Person” means an individual, corporation, partnership, limited liability Corporation, trust, joint venture, unincorporated organization or other legal or business entity.
(vii) “Renounced Business Opportunity” means (a) any Business Opportunity (x) that neither the Corporation nor any of its Subsidiaries are financially able, contractually permitted or legally able to undertake, (y) that does not involve any aspect of the E&P Business or otherwise is of no practicable advantage to the Corporation or any of its Subsidiaries or (z) in which neither the Corporation nor any Subsidiary of the Corporation has any interest or reasonable expectancy, and (b) any other Business Opportunity other than a Business Opportunity that (y) is first presented to a Designated Party solely in such Person’s capacity as a director, officer or employee of the Corporation or its Subsidiaries and with respect to which, at the time of such presentment, no other Designated Party has independently received notice of or otherwise identified such Business Opportunity or (z) is identified by a Designated Party solely through the disclosure of information by or on behalf of the Corporation.
(viii) “Third Person” any Person other than a Designated Party, the Corporation and Subsidiaries of the Corporation.
(ix) “Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, any other Person the majority of the voting securities of which are owned, directly or indirectly, by such first Person.
(e) The following additional provisions are operative in the observance of this Section 3.16:
(i) These provisions shall be binding on the Corporation, its stockholders and, to the extent permitted by applicable law, the Subsidiaries of the Corporation after June 26, 2008. Any Person purchasing or otherwise acquiring any interest in shares of capital stock in the Corporation after June 26, 2008 shall be deemed to have consented to the provisions of this Section 3.16.
(ii) Any repeal of or amendment to this Section 3.16 shall not affect the application of this Section 3.16 to any actions of any Designated Party prior to the effective date of such repeal or amendment.”

     7. Article IV, Section 4.11 of the Bylaws is hereby amended by adding the following sentence to the end:
“The chairman of the board shall not be considered an officer of the Corporation.”
     8. The first sentence of Article V, Section 5.2(a) of the Bylaws is hereby deleted in its entirety and replaced with the following:
“Any certificate of stock in the Corporation shall be signed by or in the name of the Corporation by the president, the chief executive officer, if any, or a vice president, and by the secretary or an assistant secretary, of the Corporation (or any other two officers or agents so authorized by the Board of Directors), certifying the number of shares of stock owned by him, her or it in the Corporation; provided, however, whenever such certificate is countersigned or otherwise authenticated by a transfer agent or a transfer clerk and by a registrar (other than the Corporation), then a facsimile of the signatures of any corporate officers or agents, the transfer agent, transfer clerk or the registrar of the Corporation may be printed or lithographed upon the certificate in lieu of the actual signatures.”
     9. Article V, Section 5.2(c) of the Bylaws is hereby amended by adding the following sentence to the end:
“Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice that shall set forth the name of the Corporation, that the Corporation is organized under the laws of the State of Nevada, the name of the stockholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares of stock imposed by the Articles of Incorporation, these Bylaws, any agreement among stockholders or any agreement between stockholders and the Corporation.”
     10. Article V, Section 5.5 of the Bylaws is hereby amended by adding the following sentence to the end:
“Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, and issuance of new equivalent uncertificated shares or certificated shares shall be made to the stockholder entitled thereto and the transaction shall be recorded upon the books of the Corporation.”
     11. Article XI, Section 11.3 is hereby added to the Bylaws:
“Section 11.3 Amendment or Repeal of Section 3.16. The Company, by

resolution of the Board of Directors, may amend or waive the application of any provision of Section 3.16 to any Designated Party with, but not without, the prior written consent of such Designated Party; provided that this Section 11.3 shall not affect the right or ability of the Board of Directors or stockholders to amend or repeal Section 3.16 as to all Designated Parties in accordance with this Article XI.”
Except as specifically amended hereby, the Bylaws shall continue in full force and effect.
[SIGNATURE ON FOLLOWING PAGE]

CERTIFICATE
     I, the undersigned Secretary of the Corporation, do hereby certify that the foregoing is a true and complete copy of the First Amendment to Second Amended and Restated Bylaws of Crusader Energy Group Inc.
     In Witness Whereof, I have hereunto subscribed my name this 26th day of June, 2008.

/s/ CHARLES L. MULLENS, JR. Charles L. Mullens, Jr., Secretary

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